UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2015 (January 29, 2015)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2015, at a regular meeting of the Board of Directors (the “Board”) of American Capital, Ltd. (the “Company”), the Board increased the number of directors who constitute the Board to nine and appointed Kristen L. Manos to the Board, effective February 1, 2015, to fill the newly-created position. Ms. Manos was elected to a term that continues until the Company's 2015 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. At this time, Ms. Manos has not been appointed to serve on any particular committee of the Board. Ms. Manos received a one-time cash award of $100,000 in connection with her appointment to the Board. Ms. Manos is subject to the Company’s stock ownership guidelines, which require new non-employee directors to own 3,000 shares of the Company’s common stock within a year of their appointment and shares of the Company’s common stock equal in value to three times the annual cash Board retainer within seven years of their appointment. There are no remaining options available for grant to directors under the Company's 2010 Disinterested Director Stock Option Plan. In addition, the Company expects to enter into its standard form of director indemnification agreement with Ms. Manos.

Ms. Manos is a Partner at Sanderson Berry, an advisory services firm. In 2014, she was elected Board Chair, and served for four months as the Interim Chief Executive Officer and President, of International Relief & Development, Inc., a non-governmental organization. From 2012 to 2014, she was President, Americas, of Wilsonart LLC, the leading producer of high pressure decorative laminate in North America. From 2004 to 2009, Ms. Manos served as Executive Vice President of Herman Miller, Inc., a global manufacturer and distributor of furnishings for a wide variety of professional and residential environments.  Since 2009, Ms. Manos has served as a Director of KeyCorp (NYSE: KEY).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: February 4, 2015	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary